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                          FUND PARTICIPATION AGREEMENT

      This Agreement is entered into as of the 24th day of June, 2004, by and among New York Life Insurance and Annuity Corporation ("Insurance Company"), a life insurance company organized under the laws of the State of Delaware, LAZARD RETIREMENT SERIES, INC. ("Fund"), with respect to Fund's Portfolios named on
Schedule 1 (each a "Portfolio"), as it may be amended from time to time by mutual written agreement of the Parties (as defined below), LAZARD ASSET MANAGEMENT LLC ("LAM") and LAZARD ASSET MANAGEMENT SECURITIES LLC ("Fund Distributor").

                                   ARTICLE I.
                                   DEFINITIONS

      The following terms used in this Agreement shall have the meanings set forth below:

1.1   "1933 Act" shall mean the Securities Act of 1933, as amended.

1.2   "1940 Act" shall mean the Investment Company Act of 1940, as amended.

1.3   "Board" shall mean Fund's Board of Directors.

1.4 "Business Day" shall mean any day for which the New York Stock Exchange is open for business and on which the Portfolios calculate net asset value per share as described in the Portfolio Prospectuses and pursuant to applicable law and the rules of the Commission.

1.5   "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.6   "Commission" shall mean the Securities and Exchange Commission.

1.7 "Contract" shall mean a variable annuity or variable life insurance contract that uses a Portfolio as an underlying investment medium and is named on Schedule 1, as such Schedule may be amended from time to time by mutual written agreement of the Parties.

1.8 "Contract Prospectus" shall mean the currently effective prospectus and statement of additional information ("SAI") with respect to a Contract, including any supplements or amendments thereto.

1.9 "Contractholder" shall mean any person that is a party to a Contract with Insurance Company.

1.10 "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of Fund, as defined in the 1940 Act.

1.11  "General Account" shall mean the general account of Insurance Company.

1.12  "IRS" shall mean the Internal Revenue Service.

1.13  "NASD" shall mean the National Association of Securities Dealers, Inc.
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1.14  "Notice" shall mean the notice related to the Order.

1.15 "Order" shall mean Fund's mixed and shared funding exemptive order of the Commission pursuant to Section 6(c) of the 1940 Act.

1.16 "Participant" shall mean an individual who participates under a group Contract.

1.17 "Participating Company" shall mean any insurance company, including Insurance Company, that offers variable annuity and/or variable life insurance contracts and that has entered into an agreement with Fund for the purpose of making Fund shares available to serve as the underlying investment medium for Variable Contracts.

1.18 "Parties" shall mean collectively Insurance Company, Fund, on behalf of itself and each Portfolio, LAM and Fund Distributor; "Party" shall mean any one of the foregoing.

1.19 "Portfolio Prospectus" shall mean the currently effective prospectus and SAI with respect to a Portfolio, including any supplements or amendments thereto.

1.20 "Separate Account" shall mean a separate account duly established by Insurance Company that invests in a Portfolio and is named on Schedule 1.

1.21 "Variable Contract" shall mean variable annuity and/or variable life insurance contracts that use the Fund's shares as an underlying investment medium.

1.22 "Variable Contractholder" shall mean any person that is a party to a Variable Contract with a Participating Company.

                                  ARTICLE II.
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

2.1 Insurance Company represents and warrants that at all times during the term of this Agreement and until neither Insurance Company nor any Separate Account no longer holds any Portfolio shares acquired pursuant to this Agreement:

      (a) it is and shall remain an insurance company duly organized, in good standing under applicable law, and taxed as an insurance company under Subchapter L of the Code;

      (b) it has legally and validly established and shall maintain each Separate Account pursuant to applicable insurance laws and regulations;

      (c) it has registered, or prior to any issuance or sale of the Contracts will register, and shall maintain the registration of each Separate Account as a unit investment trust under the 1940 Act, to the extent required thereby, to serve as a segregated investment account for the Contracts, or, alternatively, it has not so registered the Separate Accounts in proper reliance upon an exclusion from such registration (which exclusion shall be communicated to Fund);

      (d) each Separate Account is and at all times shall be eligible to invest in shares of a Portfolio without such investment disqualifying Portfolio as an investment medium for


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            insurance company separate accounts supporting variable annuity and/or variable life insurance contracts;

      (e) each Separate Account is a "segregated asset account" and interests in each Separate Account shall be issued exclusively through the purchase of a Contract that is and shall be a "variable contract," in each case within the meaning of such terms under Section 817 of the Code and the regulations thereunder; Insurance Company agrees to notify Fund and Fund Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future;

      (f) the Contracts are and, assuming compliance by Fund, on behalf of each Portfolio, together with Fund Distributor, with the terms and conditions of this Agreement, shall be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, and it shall notify Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; and

      (g) all of its employees and agents who deal with money and/or securities of Fund are and shall continue to be covered by a blanket fidelity bond or similar coverage, which shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company, in an amount not less than $5 million.

2.2 Insurance Company represents and warrants that: (a) units of interest in each Separate Account available through the purchase of Contracts are registered under the 1933 Act, or are not so registered in proper reliance upon an exclusion from such registration; (b) the Contracts shall be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) Insurance Company will otherwise comply in all material respects with all applicable federal and state laws, including state insurance laws and regulations, in the performance of this Agreement.

2.3 Insurance Company (a) will cooperate with Fund to deter and detect what the Parties mutually agree in writing to be the use of market timing or excessive trading strategies by Contractholders, including, if permitted by the federal securities laws or regulations, providing identity information (solely for the purpose of deterring and detecting the use of market timing or excessive trading strategies by Contractholders) and other information Fund reasonably requests and (b) will implement reasonable procedures to monitor such activities.

2.4 Fund, on behalf of each Portfolio where indicated, and LAM represent and warrant that at all times during the term of this Agreement and until neither Insurance Company nor any Separate Account no longer holds any Portfolio shares acquired pursuant to this Agreement:

      (a) (i) Fund is and will be lawfully organized and validly existing under the laws of the state of Maryland; (ii) each Portfolio has been duly designated as a series of Fund in accordance with the laws of the state of Maryland and Fund's charter and by-laws; (iii) Fund is and will be registered with the Commission as an open-end management investment company under the 1940 Act to the extent required thereby; (iv) Fund and each Portfolio are in material compliance with applicable federal and state laws; and (v) Fund and each Portfolio are in possession and shall maintain all legal and regulatory licenses, approvals, consents and/or exemptions required for such Fund or Portfolio to operate and offer its shares as an underlying investment medium for the Contracts;

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      (b)   each Portfolio is and at all times since its inception has been, and will be, qualified as a regulated investment company under Subchapter M of the Code (or any successor or similar provision), and Fund shall notify Insurance Company promptly upon having a reasonable basis for believing that any Portfolio invested in by a Separate Account has ceased to so qualify or that it might not so qualify in the future; and

      (c) all of Fund's directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of Fund or the Portfolio, as the case may be, which shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company, for the benefit of Fund in an amount not less than that required by Rule 17g-1 under the 1940 Act, and Fund and LAM shall make all reasonable efforts to see that such bond or another bond containing these same provisions is in effect, and Fund agrees to notify Insurance Company in the event such coverage no longer applies.

2.5 Fund and LAM represent and warrant that each Portfolio complies and will continue to comply (provided, however, that Fund shall not have breached this provision if a failure to comply is subsequently cured within the grace period afforded by Treasury Regulation Section 1.817-5(c)(1)), with the requirements of Section 817(h) of the Code (or any successor or similar provision), and the rules and regulations thereunder and Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulations. Fund or LAM will notify Insurance Company immediately upon either Fund or LAM having a reasonable basis for believing any Portfolio has ceased to comply or might not so comply, and will immediately take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation
      Section 1.817-5. In addition, Fund or LAM shall immediately notify Insurance Company if either Fund or LAM becomes aware that Insurance Company may be precluded from "looking through" to the investments of any Portfolio, pursuant to the "look through" rules found in Treasury Regulation 1.817-5. In the event the IRS asserts in writing in connection with any governmental audit or review of Insurance Company or, to Insurance Company's knowledge, of any Contractholder, that any Portfolio has failed or allegedly failed to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder or Insurance Company otherwise becomes aware of any facts that could give rise to any claim against Fund or its affiliates as a result of such a failure or alleged failure, Insurance Company shall promptly notify Fund and Fund Distributor of such assertion or potential claim and shall permit Fund and Fund Distributor and its affiliates and their legal and accounting advisers to participate in any conferences, discussions or proceedings with the IRS, any Contractholder or any other claimant regarding such claims.

2.6 Fund and Fund Distributor each represent and warrant that Portfolio shares sold pursuant to this Agreement shall be registered under the 1933 Act to the extent required thereby, duly authorized for issuance and sold in compliance with the Agreement and, in all material respects, with all applicable federal and state laws. Fund shall amend the registration statement of Portfolio shares under the 1933 Act and Fund's registration statement under the 1940 Act from time to time as required in order to effect the continuous offering of Portfolio shares.

2.7 LAM represents and warrants that (a) it is lawfully organized and validly existing under the laws of its state of organization; (b) it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and (c) it is and will remain duly registered and licensed


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      under all applicable federal and state laws and shall perform its obligations under this Agreement in compliance in all material respects with all applicable federal and state laws.

2.8 Fund Distributor represents and warrants that (a) it is lawfully organized and validly existing under the laws of its state of organization; (b) it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the NASD; and (c) it is and will remain duly registered and licensed under all applicable federal and state laws and shall perform its obligations hereunder in compliance in all material respects with all applicable federal and state laws.

2.9 Each Party to this Agreement represents and warrants that (a) it has full power and authority to enter into and perform its obligations under this Agreement; (b) it has duly taken all necessary steps to authorize the person signing this Agreement on its behalf to do so and to authorize the performance of its obligations under this Agreement; and (c) assuming the accuracy of and compliance with this representation and warranty by all other Parties, this Agreement will be valid, binding on, and enforceable against such Party in accordance with its terms, subject only to such limitations as apply generally to the rights of creditors, such as, but not limited to, bankruptcy laws, laws governing the insolvency of insurance companies and other entities, and principles of equity.

2.10 Each Party agrees that it will comply with all applicable laws and regulations relating to consumer privacy ("Privacy Law") and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law, "Customer Information") received from another Party other than (a) as required by law, regulation or rule; (b) as permitted in writing by the disclosing Party; (c) to its affiliates; or
      (d) as necessary to perform this Agreement or to service Contractholders, in each case in compliance with the reuse and redisclosure provisions of Privacy Law. Each Party shall use its best efforts to (i) cause its employees and agents to be informed of and to agree to be bound by Privacy Law and the provisions of this Agreement and (ii) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Customer Information.

2.11 Insurance Company has adopted and implemented policies and procedures to ensure compliance with any applicable anti-money laundering and currency transaction reporting laws and regulations, including any relating to Contractholder identification and verification; monitoring for Specially Designated Nationals and Blocked Persons named on the U.S. Treasury Department's Office of Foreign Assets Control list or other similar governmental lists; suspicious activity reporting; and recordkeeping requirements (collectively, "AML Requirements"). Insurance Company will, upon reasonable request, provide Fund with an annual certification with respect to the foregoing. Insurance Company will notify Fund if any of Insurance Company's representations with respect to compliance with AML Requirements ceases to be true.

                                  ARTICLE III.
                                PORTFOLIO SHARES

3.1 Fund agrees to make the shares of each Portfolio available for purchase by Insurance Company and each Separate Account at net asset value on each Business Day, subject to the terms and conditions of this Agreement and the Portfolio Prospectus, provided that Fund may refuse to sell the shares of any Portfolio to any person, or suspend or terminate the offering of the shares of any


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      Portfolio, as permitted by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Portfolio, including Insurance Company and the Separate Accounts.

3.2 Fund agrees that it shall sell shares of the Portfolios only to persons eligible to invest in the Portfolios in accordance with Section 817(h) of the Code and the regulations thereunder, to the extent such Section and regulations are applicable.

3.3 Subject to the provisions of this Agreement, Fund agrees to sell to Insurance Company those shares of the Portfolios that Insurance Company, on behalf of the Separate Account(s), orders, and agrees to redeem for cash, on Insurance Company's request, any full or fractional shares of Portfolio held by Insurance Company on behalf of the Separate Account(s), executing such orders and requests in the manner set out in Schedule 2 hereto.

3.4 Except as noted in this Article III, Fund and Insurance Company agree that orders and related payments to purchase and redeem Portfolio shares shall be processed in the manner set out in Schedule 2 hereto.

      (a) Insurance Company represents that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures designed to ensure compliance with Rule 22c-1 under the 1940 Act ("Late Trading Procedures"). Each transmission of share orders by Insurance Company shall constitute a representation by Insurance Company that such orders comply with the Late Trading Procedures and with paragraph 3 of Schedule 2 attached hereto as applicable to Insurance Company.

      (b) Insurance Company will provide Fund with (A) a copy of the Late Trading Procedures (including promptly providing any material amendments thereto) by October 5, 2004 and (B) such certifications and representations regarding the Late Trading Procedures as Fund may reasonably request. Fund and Fund Distributor or their agents may reasonably inspect the records and facilities of Insurance Company regarding compliance with the Late Trading Procedures.

3.5 Fund shall confirm each purchase or redemption order made by Insurance Company. Transfer of Portfolio shares shall be by book entry only. No share certificates shall be issued to Insurance Company. Shares ordered from Fund shall be recorded in an appropriate title for Insurance Company, on behalf of each Separate Account or the General Account.

3.6 Fund shall furnish by e-mail or facsimile to Insurance Company of the amount of dividend and capital gain, if any, per share of each Portfolio to which each Separate Account is entitled. Insurance Company hereby elects to reinvest all dividends and capital gains of any Portfolio in additional shares of that Portfolio at the applicable net asset value per share, until Insurance Company otherwise notifies Fund in writing. Fund shall make available to Insurance Company by the end of the next following Business Day the number of shares so issued as payment of such dividends and distributions. Insurance Company reserves the right, on its behalf and on behalf of its Separate Account(s), to revoke this election and to receive all dividends and capital gain distributions in cash.

3.7 Fund will not sell shares of the Portfolio(s) to any other Participating Company separate account unless an agreement addressing the matters covered in Sections 2.1(a)-(g), 2.2, 6.2-6.6, 6.8, 7.1,


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      7.2 and 7.4 of this Agreement, in a substantially similar manner to the provisions in such Sections, is in effect to govern such sales.

                                  ARTICLE IV.
                             STATEMENTS AND REPORTS

4.1 Fund shall provide Insurance Company with quarterly statements of account for each Separate Account's Portfolio accounts as of the end of each calendar quarter by the fifteenth (15th) Business Day of the following quarter.

4.2   (a)   At least annually, Fund or its designee shall provide Insurance
            Company with as many copies of Portfolio Prospectuses as Insurance
            Company may reasonably request for distribution by Insurance Company to existing Contractholders and Participants with respect to Separate Accounts invested in the relevant Portfolios.

      (b) If requested by Insurance Company, Fund or its designee shall provide Portfolio Prospectuses in "camera ready" and/or web-ready copy or, at the request of Insurance Company, in the electronic format sent to the financial printer and other assistance as is reasonably necessary in order for the Parties once a year (or more frequently if the Portfolio Prospectuses are supplemented or updated) to have the Contract Prospectuses and the Portfolio Prospectuses printed together in one document or a document combining Portfolio Prospectuses with prospectuses of other funds in which the Contracts may invest.

      (c) The form of the Portfolio Prospectuses provided to Insurance Company shall be the final form of Portfolio Prospectus as filed with the Commission, which form shall include only those Portfolios identified on Schedule 1.

4.3 Fund shall provide Insurance Company with at least one complete copy of all registration statements, periodic reports and proxy statements and all applications for exemptive orders and requests for no-action letters and all amendments of any of such documents promptly after the filing of such document with the Commission or other regulatory authorities or, if such materials are not filed, contemporaneously with first use.

4.4 Fund shall provide Insurance Company with copies of each Portfolio's periodic reports, proxy statements and other printed materials (which the Portfolio customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution by Insurance Company to each Contractholder and Participant with respect to Separate Accounts invested in that Portfolio. If requested by Insurance Company in lieu thereof, Fund shall provide at Fund's expense such documentation (including a final copy of Fund's proxy statements, periodic reports to shareholders, and other communications to shareholders, as set in type or in camera-ready and/or web-ready copy) and other assistance as reasonably necessary for Insurance Company to print such shareholder communications for distribution to Contractholders and Participants.

4.5 Insurance Company shall provide Fund with at least one complete copy of all registration statements, periodic reports, proxy statements, applications for exemptive orders, requests for no-action letters, and all amendments to any of the above, that are material to a Portfolio promptly after the filing of such document with the Commission or other regulatory authorities or, if such materials are not filed, contemporaneously with first use.



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4.6   Insurance Company shall provide to Fund and Fund Distributor any complaints received from Contractholders pertaining to Fund or a Portfolio.

4.7 Notwithstanding anything herein to the contrary, Fund or LAM or their respective designees shall reimburse Insurance Company, up to $25,000 as adjusted for inflation based on the Consumer Price Index, for the reasonable costs associated with substituting one or more different portfolios of a registered investment company for one or more Portfolios where due to the acts of Fund or LAM a Portfolio ceases to qualify as a regulated investment company under Subchapter M of the Code (or any successor or similar provision) or fails to comply with the requirements of Section 817(h) of the Code (or any successor or similar provision), and as a result the Portfolio(s) no longer qualify to serve as a funding vehicle for the Contracts. The costs of such substitution shall include, without limitation, reasonable fees and expenses for obtaining any required Commission order approving such substitution and for printing and distributing any Separate Account prospectus or SAI supplement or other necessary disclosure of the substitution or elimination of the affected Portfolio(s) as an investment vehicle under the Contracts.

                                   ARTICLE V.
                                    EXPENSES

5.1 Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement. Expenses associated with preparing, filing and distributing registration statements, prospectuses, supplements, periodic reports to shareholders, proxy statements and voting instructions, and specified sales material and other materials listed in Schedule 3 shall be paid for in accordance with the cost allocations set forth in Schedule 3.

5.2 Fund Distributor may pay Insurance Company for distribution and/or other services relating to Portfolio shares pursuant to any distribution plan adopted by Fund in accordance with Rule 12b-1 under the 1940 Act, subject to the terms of an agreement between Insurance Company and Fund Distributor related to such plan.

                                  ARTICLE VI.
                                EXEMPTIVE RELIEF

6.1 Fund represents that Fund Board will monitor Fund for the existence of any material irreconcilable conflict between the interests of the Variable Contractholders of Participating Company separate accounts investing in Fund, including material irreconcilable conflicts arising by reason of:
      (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by Variable Contractholders of different Participating Companies; or (f) a decision by a Participating Company to disregard voting instructions of Variable Contractholders.

6.2 Insurance Company acknowledges that it has reviewed a copy of the Order and, in particular, has reviewed the conditions to the relief set forth in the Notice. As required by the conditions set forth in the Notice, Insurance Company shall report any potential or existing conflicts of which it is aware promptly to the Board.



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6.3   Insurance Company shall be responsible for assisting the Board in carrying out its responsibilities under the Order by providing the Board with all information necessary for the Board to consider any issues raised including, without limitation, information whenever Contractholder voting instructions are disregarded. Insurance Company, at least annually (but more frequently if requested by Fund), shall submit to the Board such reports, materials, or data as the Board may reasonably request so that the Board may carry out fully the obligations imposed upon it by the Order. Insurance Company agrees to carry out such responsibilities with a view only to the interests of Contractholders.

6.4 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Variable Contractholder investments in Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurance Company is a Participating Company for whom the conflict is relevant, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict, up to and including, without limitation:

      (a) withdrawing the assets allocable to some or all Separate Accounts from Fund or any Portfolio and reinvesting such assets in a different investment medium (which may include another Portfolio);

      (b) submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e. variable annuity or variable life insurance Contractholders) that votes in favor of such segregation; and/or

      (c) establishing a new registered management investment company or managed separate account.

      The responsibility to take such remedial action shall be carried out with a view only to the interests of Variable Contractholders that use a Portfolio as an underlying investment medium.

6.5 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and that decision represents a minority position or would preclude a majority vote, Insurance Company may be required, at the Board's election, to withdraw the investments of its Separate Accounts in Fund.

6.6 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event shall Fund or Fund Distributor or any investment adviser of Fund be required to establish a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then Insurance Company will withdraw the affected Separate Account's investment in Fund and terminate this Agreement within six months after the Board informs Insurance Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required


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      by any such material irreconcilable conflict as determined by a majority of the Disinterested Board Members.

6.7 The Board's determination of the existence of a material irreconcilable conflict and its implications shall be made known promptly and in writing to Insurance Company.

6.8 No action by Fund or Fund Distributor taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI shall relieve Insurance Company of its obligations under, or otherwise affect the operations of, this Article VI.

                                  ARTICLE VII.
                           VOTING OF PORTFOLIO SHARES

7.1 Insurance Company shall provide pass-through voting privileges to all Contractholders and Participants so long as and to the extent the Commission continues to interpret the 1940 Act as requiring pass-through voting privileges on matters relating to the Portfolios or to the extent otherwise required by law. Accordingly, Insurance Company, where applicable, shall vote shares of a Portfolio held in each Separate Account in a manner consistent with voting instructions timely received from its Contractholders and Participants. Insurance Company shall be responsible for assuring that the Separate Account determines voting privileges in a manner consistent with other Participating Companies. Insurance Company shall vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as it votes those shares for which it has received voting instructions. The obligation to calculate voting privileges in a manner consistent with all other separate accounts investing in Fund will be a contractual obligation of all Participating Companies under the agreements governing participation in Fund.

7.2 If and to the extent Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then Fund, and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable. Article VI of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to Article VI are contained in such Rule(s) as so amended or adopted or Fund is otherwise required to continue to comply with the conditions of the Order.

7.3 Fund and Insurance Company each agree that it will comply with all applicable provisions of the 1940 Act, the regulations thereunder, Commission orders and Commission staff interpretations regarding pass-through voting.

7.4 Insurance Company agrees that it shall not, without prior written notice to Fund and Fund Distributor, solicit, introduce or encourage Contractholders or Participants to change or supplement Fund's investment adviser.

                                 ARTICLE VIII.
                                    MARKETING

8.1 Fund or its designee shall periodically furnish Insurance Company with sales literature or other promotional materials for each Portfolio, in quantities as Insurance Company may reasonably request, for distribution to prospective purchasers of Contracts. Expenses for the printing and distribution of such documents shall be borne by Insurance Company.

8.2 Insurance Company shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts.

8.3 Insurance Company shall furnish, or shall cause to be furnished, to Fund each piece of Insurance Company's sales literature or other promotional material in which Fund, Fund Distributor or LAM or Fund's administrator is named, at least ten (10) Business Days prior to its use. No such material shall be used unless Fund and Fund Distributor or their respective designees approve such material in writing. Such approval shall not be unreasonably withheld.

8.4 Fund shall furnish, or shall cause to be furnished, to Insurance Company each piece of Fund's or Fund Distributor's sales literature or other promotional material in which Insurance Company or a Separate Account is named, at least ten (10) Business Days prior to its use. No such material shall be used unless Insurance Company approves such material in writing. Such approval shall not be unreasonably withheld.

8.5 Insurance Company shall not give any information or make any representations or statements on behalf of Fund, LAM or Fund Distributor or concerning Fund or any Portfolio other than the information or representations contained in a Portfolio Prospectus, periodic reports, proxy statements or in sales literature or other promotional material approved by Fund or Fund Distributor or their designees.

8.6 Fund, LAM and Fund Distributor and their affiliates and agents shall not give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, a Separate Account, or the Contracts other than the information or representations contained in a Contract Prospectus, in published reports for each Separate Account that are approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, SAIs, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the rules of the NASD, the 1940 Act or the 1933 Act.

                                  ARTICLE IX.
                                 INDEMNIFICATION

9.1 Insurance Company agrees to indemnify and hold harmless Fund, LAM and Fund Distributor and each of their respective directors, trustees, general members, officers, employees, agents and each person, if any, who controls Fund, LAM or Fund Distributor within the meaning of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.1), against any and all losses, claims, damages or liabilities, joint or several (including any reasonable investigative, legal and other expenses reasonably incurred in connection with or any amounts paid in settlement of, any action, suit or proceeding or any claim asserted and any income taxes, penalties or toll charges) (collectively, "Losses") for which the Indemnified Parties may become subject insofar as such Losses (or actions in respect thereof):

      (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, Contract Prospectus, Contract or sales literature or other promotional material relating to a Separate Account or the Contracts (collectively, "Account documents") or arise out of or are based upon the omission or the alleged omission to state in any Account documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Insurance Company shall not be liable in any such case to the extent that any such Loss arises out of or is based upon any such materially untrue statement or material omission, or alleged materially untrue statement or alleged material omission, made in any Account document which materially untrue statement or material omission, or alleged materially untrue statement or alleged material omission, was made in reliance upon and in conformity with written information furnished by or on behalf of such Indemnified Party specifically for use therein or otherwise for use in connection with the sale of the Contracts or Portfolio shares;

      (b) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, Portfolio Prospectus or sales literature or other promotional material relating to Fund or a Portfolio (collectively, "Portfolio documents") or arise out of or are based upon the omission or the alleged omission to state in any Portfolio documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided such materially untrue statement or material omission, or alleged materially untrue statement or alleged material omission, was made in reliance upon and in conformity with written information furnished to Fund or Fund Distributor by or on behalf of Insurance Company specifically for use therein;

      (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Portfolio document not made in reliance upon and in conformity with information furnished to Fund or Fund Distributor by or on behalf of Insurance Company specifically for use therein and on which Insurance Company has reasonably relied) or wrongful conduct of Insurance Company or its respective agents and persons under its control with respect to the sale and distribution of Contracts or Portfolio shares;

      (d) arise out of any material breach of any representation, warranty and/or covenant made by Insurance Company in this Agreement, or arise out of or result from any other material breach of this Agreement by Insurance Company; or

      (e) arise out of or are related to any tax liability under Section 851 of the Code arising from purchases or redemptions by the General Account or the accounts of Insurance Company's affiliates.

9.2 Fund, LAM and Fund Distributor each agree, separately and not jointly, to indemnify and hold harmless Insurance Company and each of its directors, trustees, general members, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.2), against any and all Losses for which Indemnified Parties may become subject insofar as such Losses (or actions in respect thereof):

      (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Portfolio documents or arise out of or are based upon the omission or the alleged omission to state in any Portfolio documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that neither Fund, LAM nor Fund Distributor shall be liable in any such case to the extent that any such Loss arises out of or is based upon any such materially untrue statement or material omission, or alleged materially untrue statement or alleged material omission, made in any Portfolio document which materially untrue statement or material omission, or alleged materially untrue statement or alleged material omission, was made in reliance upon and in conformity with information furnished by or on behalf of such Indemnified Party specifically for use therein or otherwise for use in connection with the sale of the Contracts or Portfolio shares;

      (b) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in Account documents or arise out of or are based upon the omission or the alleged omission to state in any Account documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided such materially untrue statement or material omission, or alleged materially untrue statement or alleged material omission, was made in reliance upon and in conformity with written information furnished to Insurance Company by or on behalf of Fund, LAM or Fund Distributor specifically for use therein;

      (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Account document not made in reliance upon and in conformity with information furnished to Insurance Company by or on behalf of Fund, LAM or Fund Distributor specifically for use therein and on which Fund, LAM or Fund Distributor have reasonably relied) or wrongful conduct of Fund, LAM or Fund Distributor or their respective agents and persons under their respective control with respect to the sale and distribution of Contracts or Portfolio shares;

      (d) arise out of any material breach of any representation, warranty and/or covenant made by Fund, LAM or Fund Distributor in this Agreement, or arise out of or result from any other material breach of this Agreement by Fund, LAM or Fund Distributor; or

      (e) arise out of incorrect or untimely calculation and/or reporting of a Portfolio's daily net asset value, dividend rate or capital gain distribution rate of a Portfolio, provided that Losses arising out of incorrect calculation of daily net asset value shall be determined in accordance with paragraph 7 of Schedule 2.

9.3 In no event shall any Party be liable for any consequential, incidental, special or indirect damages.

9.4   (a)   Promptly after receipt by a Party that may be entitled to
            indemnification under this Article ("Indemnified Party" for purposes of this Section) of notice of the commencement of any action which may result in Losses, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article ("Indemnifying Party" for purposes of this Section), notify Indemnifying Party of the commencement thereof. The failure to so notify shall not relieve Indemnifying Party from any liability under this Article IX, except to the extent that Indemnifying Party is damaged as a result of the failure to give such notice. If
            Indemnified Party notifies Indemnifying Party of the commencement of any such action, Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to Indemnified Party, and to the extent that Indemnifying Party has given notice to such effect and is performing its obligations under this Article, Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its expense unless (a) Indemnifying Party and Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both Indemnifying Party and Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent.

      (b) No Party shall be liable under any of the foregoing indemnification provisions with respect to any Losses or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

9.6 A successor by law of any Party to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX.

                                   ARTICLE X.
                          COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date first written above and shall continue in force until terminated in accordance with the provisions herein.

10.2  This Agreement shall terminate without penalty as to one or more
      Portfolios:

      (a) at any time from the date hereof upon ninety (90) days' written notice to the other Parties;

      (b) at the option of Insurance Company if it determines that shares of any Portfolio are not reasonably available to meet the requirements of the Contracts; Insurance Company shall furnish prompt written notice of election to terminate and termination shall be effective upon receipt of written notice by the other Parties;

      (c) at the option of any Party other than Fund, in the event that (i) the Portfolio ceases, after the passage of any applicable grace period, to qualify as a regulated investment company under Subchapter M of the Code or any successor provision or fails to comply with the diversification requirements of Section 817(h) of the Code specified in Section 2.5 of this Agreement, or if such terminating Party reasonably believes that the Portfolio may fail to so qualify or comply or (ii) the Portfolio's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company; notice of termination shall be delivered by the terminating Party to all other Parties and shall specify the effective date of termination, which shall in no event be earlier than when all of such notices shall have been received by all other Parties;

      (d) at the option of Insurance Company upon the institution of formal proceedings against Fund or Fund Distributor or their respective affiliates by the Commission or the NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair the other's ability to meet and perform its obligations and duties hereunder; prompt written notice of election to terminate shall be furnished with termination to be effective as specified therein;

      (e) at the option of Fund upon the institution of formal proceedings against Insurance Company or its affiliates by the Commission, the NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Fund's reasonable judgment, materially impair the other's ability to meet and perform its obligations and duties hereunder; prompt written notice of election to terminate shall be furnished with termination to be effective as specified therein;

      (f) upon termination of the Investment Management Agreement (the "Management Agreement") between Fund, on behalf of its Portfolios, and LAM or its successors unless Insurance Company specifically approves the selection of a new investment adviser for the Portfolios; notice of termination shall be delivered by the terminating Party to all other Parties and shall specify the effective date of termination, which shall in no event be more than 180 days after such notices shall have been received by all other Parties; Fund shall promptly furnish notice of termination of the Management Agreement to each other Party;

      (g) at the option of any Party, if that Party shall determine, in its sole judgment reasonably exercised in good faith, that any other Party to this Agreement (or any affiliate of such Party) has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the terminating Party, such terminating Party shall notify each other Party in writing of such determination and its intent to terminate this Agreement, and, if, after considering the actions taken by the entity suffering the adverse change or adverse publicity and any other changes in circumstances since the giving of such notice, such determination of the terminating Party shall continue to apply on the thirtieth (30th) day after such notice has been received by all other Parties, such thirtieth day shall be the effective date of termination;

      (h) at the option of Fund upon a determination by the Board in good faith and in light of its fiduciary duties to the Portfolios' shareholders (including, without limitation, Insurance

            Company and the Separate Accounts) under federal and any applicable state laws that it is no longer advisable and in the best interests of shareholders for Fund to continue to operate pursuant to this Agreement; notice of termination shall be delivered by Fund to all other Parties and shall specify the effective date of termination, which shall in no event be earlier than when all of such notices shall have been received by all other Parties;

      (i) at the option of Insurance Company, upon any substitution of the shares of another investment company or series thereof for shares of Fund in accordance with the terms of the Contracts, provided that Insurance Company has given at least forty-five (45) days prior written notice to Fund and Fund Distributor of the date of substitution;

      (j) at the option of any Party, upon another's breach of any material representation, warranty or other provision of this Agreement; notice of termination shall be delivered by the terminating Party to all other Parties and shall be effective thirty (30) days after the notice has been receive by all other Parties, but only if the breaching Party shall not have cured the breach, in all material respects, by the end of that thirty (30) day period specify the effective date of termination, which shall in no event be earlier than when all of such notices shall have been received by all other Parties; or

      (k) upon assignment (as defined in the 1940 Act) of this Agreement, unless made with the written consent of the non-assigning Parties.

      Any such termination pursuant to this Article X shall not affect the operation of Articles V or IX of this Agreement, and such expense and indemnification provisions shall survive any termination of this Agreement. The Parties agree that any termination pursuant to Article VI shall be governed by that Article.

10.3 Notwithstanding any termination of this Agreement, Fund and Fund Distributor shall, at the option of Insurance Company, continue to make available additional Portfolio shares for so long as Insurance Company desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as the "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments among the Portfolios, redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts. If Portfolio shares continue to be made available after such termination, the provisions of this Agreement as to such Portfolio(s) shall remain in effect and thereafter either Fund or Insurance Company may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other Parties, such notice to be for a period that is reasonable under the circumstances but, if given by Fund, need not be for more than six months.

10.4 In the event of any termination of this Agreement, the Parties agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that a Separate Account owns no shares of a Portfolio beyond six months from the date of termination. Such steps may include, without limitation, substituting other investment company shares for those of the affected Portfolio.

                                  ARTICLE XI.
                                   AMENDMENTS

11.1 Any changes in the terms of this Agreement shall be made by agreement in writing by the Parties hereto, except as otherwise specified herein. The Parties shall, from time to time, review this Agreement to determine the extent to which an amendment thereto may be necessary or appropriate to reflect changes in applicable law or regulation, and shall cooperate in implementing any such amendment in a timely manner, it being understood and agreed to that no such amendment shall take effect except upon mutual written agreement of all Parties as stated above.

                                  ARTICLE XII.
                                     NOTICE

12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate Parties at the following addresses:

         Insurance Company:    New York Life Insurance and Annuity Corporation
                               51 Madison Avenue
                               New York, New York  10010

         with a copy to:       New York Life Insurance and Annuity Corporation
                               51 Madison Avenue
                               New York, New York  10010
                               Attn:  the Office of General Counsel

         Fund:                 Lazard Retirement Series, Inc.
                               30 Rockefeller Plaza
                               New York, New York  10112
                               Attention:  Charles Burgdorf

         with a copy to:       Stroock & Stroock & Lavan LLP
                               180 Maiden Lane
                               New York, New York  10038-4982
                               Attention:  Stuart H. Coleman, Esq.

         LAM:                  Lazard Asset Management LLC
                               30 Rockefeller Plaza
                               New York, New York  10112
                               Attention:  Nathan A. Paul, Esq.

         Fund Distributor:     Lazard Asset Management Securities LLC
                               30 Rockefeller Plaza
                               New York, New York  10112
                               Attention:  Nathan A. Paul, Esq.

      Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

                                 ARTICLE XIII.
                                  MISCELLANEOUS

13.1 If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

13.2 The rights, remedies, indemnities and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, indemnities and obligations, at law or in equity, to which the Parties are entitled.

13.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

                                  ARTICLE XIV.
                                       LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, this Agreement has been executed and attested on behalf of the Parties as of the date first above written.

                                        NEW YORK LIFE INSURANCE AND ANNUITY
                                        CORPORATION, on its behalf and each
                                        Separate Account named on Schedule 1, as may be amended from time to time

                                        By:___________________________
Attest:_____________________



                                        LAZARD RETIREMENT SERIES, INC.




                                        By:___________________________
Attest:_____________________



                                        LAZARD ASSET MANAGEMENT LLC




                                        By:___________________________
Attest:______________________



                                        Lazard ASSET MANAGEMENT SECURITIES LLC




                                        By:___________________________
Attest:______________________

                                                                      SCHEDULE 1





Portfolios

      Lazard Retirement International Equity Portfolio

Separate Accounts and Contracts

      Separate Account: NYLIAC Corporate Sponsored Variable Universal Life Separate Account - I

      Contracts: CorpExec VUL: Corporate Executive Series Variable Universal
Life

                                                                      SCHEDULE 2

                        PORTFOLIO SHARE ORDER PROCESSING

PRICING

1. (a) Each Business Day, Fund shall use its best efforts to make each Portfolio's closing net asset value per share ("NAV") available to Insurance Company by 6:30 p.m. Eastern time on such Business Day.

      (b) If on any given Business Day Fund is unable to make the applicable NAV available to Insurance Company until after 7:00 p.m., Fund shall provide additional time for Insurance Company to place orders for the purchase and redemption of shares equal to the additional time (measured from 7:00 p.m.) it takes Fund to make that Business Day's NAVs available to Insurance Company. So long as Insurance Company submits its purchase or redemption orders within the additional time provided, Fund shall treat such orders as though received on the Business Day to which such NAV relates for purposes of receiving that Business Day's NAV.

2. At the end of each Business Day, Insurance Company shall use the information described above to calculate each Separate Account's unit values. Using this unit value, Insurance Company shall process that Business Day's Contract and Separate Account transactions to determine the net dollar amount of each Portfolio's shares to be purchased or redeemed.

3. Fund hereby appoints Insurance Company as its agent for the limited purpose of receiving orders for the purchase and redemption of Portfolio shares for the Separate Accounts. Orders that Insurance Company receives from Contractholders by the close of regular trading (the "Close of Trading") on the New York Stock Exchange (the "NYSE") (usually 4:00 p.m. Eastern time) on each Business Day shall be treated by Fund and Insurance Company as though received on that Business Day (the "effective trade date") for purposes of receiving that Business Day's NAV. Orders that Insurance Company receives after the Close of Trading on any given Business Day shall be treated by Fund and Insurance Company as received on the next Business Day and shall receive that Business Day's NAV. All orders are subject to acceptance or rejection in the sole discretion of Fund Distributor or Fund or its agent, and orders shall be effective only upon receipt in proper form.

4. (a) Insurance Company shall transmit net purchase or redemption orders to Fund or its designee by 9:30 a.m. Eastern time on the Business Day next following the effective trade date (or such later time as may be provided for in paragraph 1(b) above).

      (b) For informational purposes only, Insurance Company shall separately describe the amount of shares of each Portfolio that are being purchased, redeemed, or exchanged from one Portfolio to the other. Insurance Company shall transmit information each Business Day whether or not any Portfolio shares are to be purchased or redeemed. In addition, Insurance Company shall use its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

5. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Insurance Company's General Account, or that do not relate to Contract transactions, at that Portfolio's NAV next determined after Fund (not Insurance Company) receives the order and any related purchase payments. Fund shall execute purchase or redemption orders for a Portfolio's shares on behalf of the Separate Accounts that do not satisfy the conditions specified in this Schedule at the Portfolio's NAV next determined after such conditions have been satisfied.

6. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Contracts funded by Separate Accounts either registered under the 1940 Act or not so registered in the same manner, but only to the extent that Insurance Company represents and warrants that it is legally or contractually obligated to treat such orders in the same manner. Each order for Portfolio shares placed by Insurance Company that is attributable, in whole or in part, to Contracts funded by an unregistered Separate Account shall be deemed to constitute such representation and warranty by Insurance Company unless the order specifically states to the contrary. Otherwise, Fund shall treat orders attributable to unregistered Separate Account Contracts in the same manner as orders for the General Account.

7. (a) An error in the computation of a Portfolio's NAV or any dividend or capital gain distribution shall be referred to herein as a "pricing error". In the event of a pricing error described in (ii) or (iii) below, Fund or LAM shall immediately notify Insurance Company as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing in accordance with Article XII of this Agreement. A pricing error shall, at a minimum, be corrected as follows:
      (i) if the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken; (ii) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than $0.01 per share, but less than 1/2 of 1% of the Portfolio's NAV at the time of the error, then LAM shall reimburse or cause the responsible party to reimburse the Portfolio for any loss, after taking into consideration any positive effect of such error; however, no adjustments to Contractholder accounts need be made; and (iii) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than 1/2 of 1% of the Portfolio's NAV at the time of the error, then

            (A) LAM shall reimburse or cause the responsible party to reimburse the Portfolio for any loss (without taking into consideration any positive effect of such error), and

            (B) if (I) any loss to a Contractholder resulting from the pricing error equals or exceeds $25, or (II) LAM arranges for reimbursement of Contractholders of any other Participating Company, LAM shall reimburse Insurance Company for reasonable administrative and/or systems costs of adjustments made to correct Contractholder accounts pursuant to this provision
                  (iii) of this paragraph 7(a) of Schedule 2.

      For any Portfolio that is a money market fund, the correction of pricing errors shall be determined in a manner consistent with Rule 2a-7 under the 1940 Act. With respect to (iii) above, if an adjustment to a Contractholder account is necessary to correct a material error which has caused Contractholders to receive less than the amount to which they are entitled, the number of shares of the appropriate Portfolio(s) attributable to the accounts of the Contractholders will be adjusted and the amount of any underpayments shall be credited by LAM to Insurance Company for crediting of such amounts to the applicable Contractholders accounts. Upon notification by LAM of any overpayment due to a material error, Insurance Company shall promptly remit to LAM any overpayment that has not been paid to Contractholders; however, LAM acknowledges that Insurance Company does not intend to seek additional payments from any Contractholder who, because of a pricing error, may have underpaid for units of interest credited to his/her account. In no event shall Insurance Company be liable to Contractholders for any such adjustments or underpayment amounts.



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
      (b) The standards set forth in this paragraph 7 of Schedule 2 are based on the Parties' understanding of the views expressed by the staff of the Commission as of the date of this Agreement. In the event the views of the Commission staff are later modified or superseded by Commission or judicial interpretation, the Parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all Parties.

PAYMENT

8. (a) Insurance Company shall pay for any net purchase order by wiring federal funds to Fund or its designated custodial account by 4:00 p.m. Eastern time on the same Business Day it transmits the order to Fund. Upon receipt by Fund of the federal funds so wired, such funds shall cease to be the responsibility of Insurance Company. If Fund does not receive such payment by 4:00 p.m. Eastern time on a given Business Day, Insurance Company shall promptly, upon Fund's request, reimburse Fund for any charges, costs, fees, interest or other expenses incurred by Fund in connection with any advances to, or borrowings or overdrafts by, Fund, or any similar expenses (collectively, "advance transaction expenses") incurred by Fund, as a result of portfolio transactions effected by Fund based upon such purchase request, but only to the extent such advance transaction expenses result from Insurance Company's failure to wire federal funds to Fund or its designated custodial account by 4:00 p.m. Eastern time on the same Business Day it transmits such purchase request to Fund.

      (b) If Fund is unable to make a Portfolio's NAV available to Insurance Company until after 12:00 p.m. on the Business Day next following the Business Day to which such NAV relates, Fund shall provide additional time for Insurance Company to wire federal funds equal to the additional time (measured from 12:00 p.m.) it takes Fund to make the NAV available to Insurance Company. If the Insurance Company wires federal funds within the time afforded by any such extension, Insurance Company shall not be required to reimburse Fund for any advance transaction expenses.

9. If the dollar amount of federal funds wired to Fund pursuant to paragraph 8 above is inconsistent with any corresponding purchase order placed by Insurance Company pursuant to paragraph 4 above ("order discrepancy"), Fund or its agent shall immediately notify Insurance Company of the order discrepancy and Insurance Company shall either wire additional federal funds within the time frame provided in paragraph 8, or shall inform Fund to rely on the dollar amount of federal funds wired. If Fund or its agent is not able to contact Insurance Company by 4:00 p.m. Eastern time that Business Day, Fund shall be entitled to rely on the dollar amount of federal funds wired in determining the appropriate number of shares of the Portfolio(s) to credit to Insurance Company and its Separate Account. In the event of an order discrepancy, Insurance Company shall reimburse Fund for any advance transaction expenses incurred by Fund in connection with any advances to, or borrowings or overdrafts by, Fund, or any similar expenses incurred by Fund, as a result of portfolio transactions effected by Fund based upon the placement of such purchase orders, but only to the extent such expenses result from the order discrepancy, and only until such portfolio transaction is cancelled or reversed. Fund shall use reasonable efforts to effect such cancellation or reversal as soon as practical after the earlier of (a) Insurance Company informing Fund to rely on the dollar amount of federal funds wired or (b) 4:00 p.m. Eastern time that Business Day, but in any event, Fund shall cancel or reverse such portfolio transaction no later than 12:00 p.m. Eastern time on the Business Day following the order discrepancy. If Fund does not cancel or reverse such portfolio transaction by 12:00 p.m. Eastern time on such Business Day, Insurance Company shall only be liable for such advance transaction expenses through 12:00 p.m. Eastern time on such Business Day.



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
10. Fund shall pay for any net redemption order by wiring the redemption proceeds to Insurance Company, except as provided below, on the same Business Day after Insurance Company transmits such order to Fund or, upon notice to Insurance Company, such longer period as permitted by the 1940 Act or the rules, orders or regulations thereunder; provided, however, that in no event may any delay by Fund in paying redemption proceeds cause Insurance Company or any Separate Account to fail to meet its obligations under Section 22(e) of the 1940 Act so long as Insurance Company had complied with paragraph 4(a) of this Schedule 2 in connection with such order. Payment shall be in federal funds transmitted to Insurance Company or its designee by wire to an account designated by Insurance Company. Upon receipt by Insurance Company of the federal funds so wired, such funds shall cease to be the responsibility of Fund. In the case of any net redemption order requesting the application of proceeds from the redemption of one Portfolio's shares to the purchase of another Portfolio's shares, Fund shall so apply such proceeds the same Business Day that Insurance Company transmits such order to Fund.



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

                                                                      Schedule 3

      DIVISION OF FILINGS AND DISTRIBUTIONS OF MATERIALS; COST ALLOCATIONS

           Insurance Company                                                Fund
           -----------------                                                ----
Preparing and filing the Separate Account             Preparing and filing Fund registration statement.
registration  statements.

Text composition and alterations for the              Text composition and alterations for Portfolio
Contract Prospectuses.                                Prospectuses, including versions of these
                                                      documents to accommodate various combinations of
                                                      Portfolios offered under Contract Prospectuses.

Printing of Portfolio Prospectuses for                Supplying typeset, camera and/or web-ready
prospective Contractholders. Printing                 Portfolio Prospectuses. Printing of Portfolio
Contract Prospectuses.                                Prospectuses, SAIs for existing Contractholders
                                                      that invest in Portfolios.


Mailing and distributing Portfolio                    All or the Portfolios' pro-rata portion (if
Prospectuses to prospective                           combined with documents of other funds) of
Contractholders. Mailing and distributing             mailing and distributing Portfolio Prospectuses
Contract Prospectuses to prospective and              to existing Contractholders. (SAIs are
existing Contractholders. (SAIs are                   distributed only upon request of the
distributed only upon request of the                  Contractholder.)
Contractholder.)

Text composition and alterations of the               Text composition and alterations of periodic
Separate Account portion of the periodic              reports for Fund and other communications to
reports to Contractholders to whom                    shareholders.
Portfolio shares are attributable.

Printing, mailing and distributing                    All or the Portfolios' pro-rata portion (if
periodic reports for Fund to prospective              combined with documents of other funds) of
Contractholders (distributed only upon                printing, mailing and distributing periodic
request of Contractholder at Insurance                reports for Fund and communications to
Company's discretion).                                shareholders to existing Contractholders that
                                                      invest in Fund.

Text composition and alterations of proxy             Text composition and alterations of Portfolio
statements related to the Separate                    proxy statements and voting instructions
Account(s).                                           solicitation materials to Contractholders with
                                                      respect to proxies related to the Portfolios.

                                                      Supplying typeset, camera and/or web-ready
                                                      Portfolio proxy statements and voting
                                                      instructions solicitation materials, periodic
                                                      reports and other communications to shareholders.

Printing, mailing, distributing and                   Printing, mailing, distributing and tabulation of
tabulation of proxy statements and voting             proxy statements and voting instruction
instruction solicitation materials to                 solicitation materials to Contractholders with
Contractholders with respect to proxies               respect to proxies related to the Portfolios.
related to the Separate Account(s).

Preparation, printing and distributing
sales material and advertising related to Fund and contained in Separate Account advertising and sales materials; and filing such materials with and obtaining approval from, the Commission, the NASD, any state insurance regulatory authority and any other appropriate regulatory authority, to the extent required.


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